Registration Statement No. 333-184193
Dated April 2, 2014; Rule 433

18 MONTH FLOATING RATE NOTES DUE 2015 GLOBAL NOTES, SERIES A

Terms and Conditions Wednesday, April 2, 2014

Final Terms of the Notes
Issuer                   : Deutsche Bank AG (London Branch)
Issuer Rating            : A Stable (SandP), A2 Negative (Moody's), A+ Negative (Fitch)
Form of Debt             : Senior, unsecured
Lead Manager             : Deutsche Bank Securities
Nominal Amount           : USD 420,000,000
Trade Date               : 2 April 2014
Issue Date               : 9 April 2014
Maturity Date            : 9 October 2015
Coupon                   : 3-month USD Libor plus 0.35%
Re-offer Price           : 100.00%
Day Count Basis          : Actual/360, adjusted modified following
Payment Dates            : Quarterly in arrears, payable 9 January, 9 April, 9 July and 9 October of each year, commencing 9 July 2014
Early Redemption         : None
Redemption               : 100.00%
Business Days            : New York
Listing                  : None
Denominations            : USD 1,000
ISIN                     : US25152RVU49
CUSIP                    : 25152RVU4
Settlement               : DTC and Euroclear/Clearstream
Calculation Agent        : Deutsche Bank AG, London
Documentation            : SEC Registered

[] Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b2
1.pdf

[] Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b2
1.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this amended term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this amended term sheet if you so request by calling toll-free 1-800-503-4611.